UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(Check One): [_] Form 10-K  [_] Form 20-F  [_] Form 11-K   [X] Form 10-Q  Form N-SAR
 For Period Ended: March 31, 2004
   [ ] Transition Report on Form 10-K
   [ ] Transition Report on Form 20-F
   [ ] Transition Report on Form 11-K
   [ ] Transition Report on Form 10-Q
   [ ] Transition Report on Form N-SAR
   For the Transition Period Ended: ___________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

   PART I -- REGISTRANT INFORMATION

Full Name of Registrant

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Modern Technology Corp.

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  Former Name if Applicable
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   Address of Principal Executive Office (Street and Number)

1237 State Rd. 30 E

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   City, State and Zip Code

Etta, MS 38627

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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant Seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[_] (a) The reasons described in reasonable detail in Part III of this form could not eliminated without unreasonable effort or
expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of
transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_] (c) The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F,
11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The registrant cannot file its March 31, 2004 Form 10-QSB within the prescribed time period because the registrant's accountants have not completed the process of gathering and analyzing the financial information necessary for finalizing the financial statements that will be included in the registrant's Form 10-QSB.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Anthony Welch, (662) 236-5928
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(Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment
Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
filed? If answer is no, identify report(s). Yes |X| No | |

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
report or portion thereof? Yes | | No |X|

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. N/A

Modern Technology Corp.
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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17th, 2004

By: /s/ Anthony Welch
___________________________
Name: Anthony Welch
Title: Chief Executive Officer
and Chairman of the Board